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Matrix Bancorp.	Silverman Heller Associates
Michael J. McCloskey, COO	Phil Bourdillon / Gene Heller
720-932-4282	310-208-2550

Matrix Bancorp Appoints Two Board Members

DENVER - August 11, 2006 - Matrix Bancorp, Inc. (NASDAQ: MTXC) today announced that Jeffrey R. Leeds and William D. Snider have been appointed to fill two new seats on its Board of Directors. Mr. Leeds, who has spent his entire career in banking and finance, will serve as an outside director, and Mr. Snider will keep his position as the Company’s chief financial officer. With the addition of Messrs. Leeds and Snider, the Company’s Board now comprises seven members.

Mr. Leeds, who has an MBA from Columbia University, began his career as a staff economist at the First National Bank of Chicago and later spent a year at the Chicago Board Options Exchange. In 1981 he joined Chemical Banking Corporation, where he assumed a number of responsibilities, notably as a managing director in charge of ALCO management. In 1995 he joined Greenpoint Financial Corp. as senior vice president and treasurer; in 1999 he was promoted to executive vice president, and until Greenpoint’s sale in 2004 he served as its chief financial officer and was recognized as a key contributor to the company’s financial success. Mr. Leeds serves on the board of NYSE-listed Brookdale Senior Living, Inc., where he is chairman of the audit committee.

Prior to joining Matrix Bancorp, Mr. Snider served as president and interim chief executive officer of Native American Bank, N.A., a $75-million (assets) national bank headquartered in Denver, where he continues to serve as a director. He has also served as chief financial officer at CoBank and at TransOhio Bank, and from 1986 to 1990 he was senior vice president and group head of treasury at Continental Bank Corporation. Mr. Snider, who has an MBA from the University of Illinois and holds the designation Chartered Financial Analyst, is a member of Financial Executives International, the CFA Institute, and the Colorado CFA Society. Mr. Snider will serve as vice chairman of the Board.

“On behalf of the Company and its shareholders, I am delighted to welcome these two individuals to the Board,” said Guy A. Gibson, chairman of the Board of Matrix Bancorp. “Bill has impressed us all in his role as chief financial officer, and we will now have access to his counsel in a more formal capacity. And with Jeff’s appointment, we gain access to a wealth of knowledge and experience that will be invaluable as we implement our business plan to transform Matrix Bancorp into a premier community bank.”

About Matrix Bancorp.
Denver-based Matrix Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, Matrix Capital Bank, by strategically positioning branches across Colorado’s Front Range market. The area spans the Eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and includes the metropolitan Denver marketplace. Matrix Bank plans to grow its network to an estimated five to seven community bank branches over the next three to five years. The Company’s shareholders have approved “United Western” as our new brand name and the Company anticipates a formal change in legal and trade names to be completed during the third quarter of 2006. For more information, please visit our web site at www.matrixbancorp.com.

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this earnings release could differ materially are: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; and the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; and the risks and uncertainties discussed elsewhere in the annual report for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006; in the quarterly report for the first quarter ended March 31, 2006 filed with the Securities and Exchange Commission on May 11, 2006; in the quarterly report for the second quarter ended June 30, 2006 filed with the Securities and Exchange Commission on August 11, 2006; and the uncertainties set forth from time to time in the Company’s other periodic reports, filings and other public statements.

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